UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) December 26, 2008

LIFESTEM INTERNATIONAL, INC.
(Name of Small Business issuer in its charter)

Nevada	000-33039	86-0932112
(State or other jurisdiction of	(Commission file No.)	(IRS Employer
incorporation or organization)		Identification No.)

1740 W. Katella Avenue, Suite H, Orange, CA 92867
(Address of principal executive offices including zip code)

(949) 450-9938
(Registrant's telephone number including area code)

___________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. Completion of Acquisition or Disposition of Assets.

LifeStem International, Inc. has entered into an agreement to acquire International Aerospace Enterprises, Inc., a Nevada company (IAE).  IAE is involved in the acquisition and sales of military aircraft parts.  By acquisition of IAE, LifeStem International is acquiring over Eleven Million Dollars ($11,000,000) in military aircraft parts that will form the basis of the new direction of the Company.  There is a note to pay One Million Dollars ($1,000,000) for the newly acquired military aircraft parts.  The note becomes due in June of 2010.  LifeStem International has attempted for a number of years to launch its Stem Cell Microbank Service and the Company recognizes that such launch has been extremely difficult.  Further, the Stem Cell Microbank Service relies upon adults having discretionary income and considering the current economy and the likely probability that the US economy is in a recession, management has determined that the necessary course of action for improving shareholder value is to enter into the business of military defense by selling needed airplane parts.  Furthermore, due to budget deficits and the worldwide economic recession, management feels that the U.S. military, as well as the military of other nations, are more likely to buy spare and replacement parts for their existing aircraft than to build new aircraft. Subsequent to this initial acquisition, IAE is seeking to identify other potential acquisitions of surplus military parts in order to increase its asset base and create a larger portfolio of military aircraft parts for sale.

The next steps that the Company will take is to merge IAE into LifeStem International and rename the Company International Aerospace Enterprises, Inc.  Following the name change, there will be a CUSIP change and a new trading symbol that will be issued by NASDAQ.  The current subsidiaries in LifeStem International will be transferred out of LifeStem International to eliminate some outstanding liabilities as detailed in Exhibit 10.13, attached, and provide to IAE, upon completion of all expected transactions, a balance sheet that has greater assets and fewer liabilities and thereby allowing IAE to focus exclusively on the military aircraft parts business.

International Aircraft Enterprises has included an Executive Summary in order for investors to learn more about the newly acquired wholly-owned subsidiary.

Executive Summary

International Aerospace Enterprises, Inc (“IAE”) is an innovative and aggressive provider of military aircraft spare parts that offers inexpensive aircraft spare parts that meet high quality manufacturing standards to the complex worldwide military/industrial establishment. This is a viable, highly profitable industry with excellent fundamentals to create value for current and future shareholders. IAE’s dedication to provide these military aircraft spare parts to the U.S. Defense Department and their International Allies is built on a platform of integrity and national respect for the end users of these parts.

IAE owns approximately $11 Million in aircraft spare parts inventory available for marketing and sales.  The company’s inventory will be maintained in a location with modern offices and warehouse manufacturing space that is climate controlled, sprinkler equipped, earthquake resistant and equipped with electronic surveillance and security systems.  This inventory is readily available for sale to an established market and the Company believes this will result in significant revenue and profitability.  The sales will be accomplished through IAE’s strategic Marketing, Sales and Distribution Consignment relationships with several national and internationally recognized companies.

Strategy

International Aerospace Enterprises has conducted primary and secondary research in the military aircraft spare parts industry on aftermarket sales opportunities.   The research clearly points to unmet demands of military aircraft spare parts in the worldwide marketplace.  IAE has identified a significant number of opportunities within this arena of the worldwide market.  The size of the worldwide military industrial complex market and the demand for products and services to meet the needs of both the United States Military and its Allies exceeded $439.3 billion for the fiscal year 2006.

IAE has purchased more than $11 million USD in new surplus military aircraft spare parts and is in final negotiations for an additional $80 million USD military aircraft spare parts.  IAE contracted for an independent appraisal of the inventories by an expert in the military spare parts industry who inspected and estimated the value of each of the 4,962 spare parts.  Furthermore, the appraiser stated that “the lifecycle of military aircraft parts is estimated to be 25 to 60 years” and that “NATO has significant restrictions on availability of newer aircraft and technology which positively impacts the value of this inventory”.

The worldwide demand for spare parts is well documented by the United States Defense Department and by the number of “request for bid” tendered by individual countries who are currently flying and maintaining these aircraft.  The United States government maintains extensive records of all pending and executed military spare parts orders and sales to foreign countries. These constantly updated and maintained lists of Allied governments who are authorized to purchase military spare parts are provided to all U.S. companies involved in manufacturing or supplying military parts to foreign countries.  Each company intending to supply military parts to a foreign jurisdiction must file specific documents and receive authorization from the U.S. Federal government before exporting the parts.  IAE has applied for all required authorizations, licenses and certifications needed to sell its inventory itself or through its strategic marketing and sales relationships.

Market & Sales Strategy

IAE intends to use its Marketing, Sales and Distribution Consignment relationships to market and sell the assets that it has or will acquire. These relationships will permit IAE to eliminate cost and delays required to initiate and start-up a marketing division within IAE.  These strategic marketing, sales and distribution consignment relationships will form the foundation of IAE’s market penetration over the next 5 years. The military aircraft spare parts sector of the aerospace industry is almost entirely dominated by the three factors:   1) lowest bid price for the part; 2) highest quality meeting all governmental standards for parts; and 3) deliveries in the shortest period of time.  These three driving forces of this industry play to the advantage of IAE due to the company’s existing, consigned, and ready to ship aircraft spare parts inventory.

IAE’s management has also developed a secondary strategy for acquiring additional military aircraft inventories to add to its existing product line. The strategy is to organize a National network of smaller aircraft parts manufacturers into a sales and marketing cooperative managed by IAE.  IAE has approached and described the conceptual model to various manufacturers and they have unanimously voiced their enthusiasm for such a program.  The manufacturers are interested in participating and may offer IAE deep manufacturer discounts in order to increase the volume of their annual sales.  Many of these smaller manufacturers clearly recognize their “achilles heel” is their inability to spend the necessary financial resources on National and International marketing efforts.   IAE, utilizing the international marketing and sales strength of its strategic relationships could become the eyes and ears for the creation of a National Co-op Organization (NCO) for the sale and marketing of military spare parts.

Industry Analysis

The U.S. Defense Department and its Allies generated budgets of $439.6 billion in fiscal year 2006. The U.S. Department of Defense provides comprehensive statistical information on their budgets and targeted expenditures for each new fiscal year. National and international bidding procedures also provide substantial evidence of U.S. Allies’ product and service needs.

Due to worldwide unrest, the U.S.’s ongoing War on Terrorism and the continued fighting of two wars - Afghanistan and Iraq, it is anticipated that military expenditures for aircraft spare parts will increase steadily over the next several years.  IAE expects there to be an even greater focus on maintaining and keeping military aircraft flying which will produce additional pressures to provide new surplus and manufactured spare parts, new surplus parts and refurbished parts to meet the increased demand for military aircraft spare parts.

Product & Services

IAE’s primary product line is military aircraft spare parts. During the first year of operations, the company will concentrate on the marketing and sales of its existing $11M USD inventory and acquiring the additional $80M inventory. IAE’s strategic plan is to expand its current inventory through innovative, aggressive acquisition procedures combined with organizing a National sales and marketing cooperative (NCO) for smaller independent military spare parts manufacturers.

Competition

IAE faces well-established competition from larger aerospace parts manufacturers primarily located in the United States. Due to price sensitivity, rapid delivery expectations, certification issues and quality standards requirements for military aircraft parts, IAE believes it can compete with any of the existing suppliers. IAE also believes that in the future the Company will continue to be competitive due to innovations in acquiring additional inventories and product lines to be added to their existing inventory.

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the acquisition of International Aerospace Enterprises, Inc., LifeStem International, Inc. approved the addition of a new Board of Director, John M. Peck.  After the addition of Mr. Peck to the Board of Directors, the Board of Directors appointed Mr. Peck as the new Chief Executive Officer of LifeStem International, Inc., replacing James DeOlden.  After Mr. Peck was appointed as the new Chief Executive Officer, Mr. DeOlden and Edward Deese resigned from the Board of Directors and other executive positions that each had held.

Chief Executive Officer, John M. Peck, age 63, was President/CEO of JOLIN Industries, Inc., from 2006 to Present.  Mr. Peck provided marketing and consulting services to aerospace companies and countries where he was involved in the purchasing and sales of military aircraft parts.  From 2005 to 2006, Mr. Peck was a consultant to ACTMI where he was involved in the creation of, and expansion thereafter, of ACTMI’s International customer base.  From 2002 through 2005, Mr. Peck was a Procurement and Supply Chain Account Analyst and Buyer to Technical and Management Services Corporation (TAMSCO) as the Program Manager of Saudi Arabian Operations (in country) where he managed an annual budget of over $500,000,000.00 USD as a subcontractor to the United States Air Force headed by the United States State Department. From 1995 to 2001 Mr. Peck worked as a consultant to the Senior Vice President of Operations and Business Development for SR (Sperry Rand Corporation) on a systems development project designed to track the status of worldwide hardware purchases for the Kingdom of Saudi Arabia, United Kingdom and the United States. From 1993 to 1995 Mr. Peck worked with Hughes Aircraft Systems International on the “Peace Shield Program” with an annual operating budget of over $1 Billion USD.

Mr. Peck attended University of Maryland from 1963-1966, LaSalle Institute in 1969, Troy State from 1978-1981, Calhoun College from 1983-1984 and California Coast College from 1992-1994.  Mr. Peck earned Military Schooling Diplomas in more than forty individual classes, with concentrations in computer science and logistics.

ITEM 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.12	Asset Purchase Agreement

10.13	Acquisition Agreement

10.14	KCS Commitment Letter

SIGNATURES

Pursuant of the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeStem International, Inc.

Dated: December 26, 2008	By:	/s/ James DeOlden
James DeOlden
Chief Executive Officer